Exhibit 10.4

Restricted Stock Units

Effective as of ________ ___, 20__ (“Grant Date”), contingent on your continued service as a member of the board of directors of the Company (“Service”) as of that date, the Company hereby grants to [PARTICIPANT NAME] certain rights to receive [# of RSUs] Restricted Stock Units (“RSUs”) on the terms of this Award Agreement (the “Terms”), the Directors Compensation Program (the “Program”), and the 2025 Sypris Omnibus Plan (“Plan”) as follows:

Vesting Dates	# of RSUs Vesting
[Second anniversary of the Grant Date]	[100% of the RSUs]

Intending to be legally bound by all such Terms, the Program and the Plan (as amended from time to time), I acknowledge the sole authority of the Committee to interpret the terms of the foregoing, the forfeiture of my rights upon any resignation or retirement from my Service prior to the Vesting Date under such Terms. I have received and had an opportunity to review, with the benefit of any legal counsel of my choosing (any such legal counsel to be retained at my own expense), the Plan, the Program and this Award Agreement.

SYPRIS SOLUTIONS, INC.	DIRECTOR PARTICIPANT

By:	Signature:

Name:	Name:

Title:

Exhibit 10.4

1.

Program.  The Program, which provides for Two Year Restricted Stock Unit Grants, under the 2025 Sypris Omnibus Plan (“Plan”) shall be effective for all Awards incorporating these terms to advance the Company’s growth and prosperity by providing long-term financial incentives to its directors, and to further the Company’s philosophy of equity ownership by the Company’s director.

2.	Awards. Each Director Participant will be eligible to receive future Awards of RSUs as determined by the Committee.

3.

RSUs.  Each RSU represents the right to receive one Share of Common Stock (subject to adjustments per the Plan) subject to the Director Participant’s continued Service through the Vesting Date, as set forth below.

3.1.

RSU Vesting and Share Delivery. Unless otherwise determined by the Committee, grants of RSUs will vest as follows: 100% of each Award on the second anniversary of its Grant Date (each such anniversary, a “Vesting Date”) subject to continued Service through the Vesting Date. RSUs will automatically be forfeited for no consideration in connection with a termination of Service for any reason prior to such Vesting Date. Shares of Common Stock underlying vested RSUs will be issued as soon as practicable following the Vesting Date, but in no event later than 60 days following the Vesting Date.

3.2.

No Rights as a Shareholder. Director Participants shall have no rights as a shareholder of the Company unless and until Shares of Common Stock are issued in connection with the vesting of the RSUs granted pursuant to the Award. The Committee may, in its sole discretion, determine to make a payment of cash or stock dividend equivalents in connection with the vesting of any RSUs granted pursuant to the Award.

4.

Annual Review. The Committee will review the terms and conditions of the Program annually each year. Any Awards granted are entirely within the discretion of the Committee and receipt of an Award in one year does not guarantee that you will receive future Awards.

5.	Resignation or Retirement. If Service is terminated or terminates for any reason or no reason, each unvested RSU will immediately terminate, expire and be forfeited for no consideration.

6.

Administration. The Committee shall have complete authority to administer or interpret the Program or any Award, to prescribe, amend and rescind rules and regulations relating thereto, and to make all other determinations necessary or advisable for the administration of the Program or any Award granted thereunder (including to establish or amend any rules regarding the Program that are necessary or advisable to comply with, or qualify under, any applicable law, listing requirement, regulation or policy of any entity, agency, organization, governmental entity, or the Company, in the Committee’s sole discretion (“Rule”)). In addition, with respect to any future grants or the unvested portion of any Awards, the Committee may amend or terminate these Terms or any Awards, in its sole discretion without the consent of any employee or beneficiary, subject to applicable Rules, at any time and from time-to-time. With respect to any amendment, action or approval hereunder, the Committee may require the approval of any other persons or entities, pursuant to applicable Rules. The decisions of the Committee in interpreting and applying the Program will be final.

Exhibit 10.4

7.	Miscellaneous. Unless otherwise specified, all capitalized terms herein shall have the meanings assigned to them in the Plan or in the Award Agreement.

7.1.

No Other Rights. The Awards include no other rights beyond those expressly provided in the Plan, the Program or the Award Agreement. Awards are non-assignable and non-transferable except by will or the laws of descent and distribution, unless otherwise approved by the Committee.

7.2.	Taxes. The Director Participant must arrange for all tax withholding obligations related to any Award.

7.3.

Delegation. The Committee may delegate any portion of their responsibilities and powers to one or more persons selected by them, subject to applicable Rules. Such delegation may be revoked by the Committee at any time.